Initial Public Offering	Filed Pursuant to Rule 424(b)(2)
Prospectus	Registration No. 333-169305

PRECIS HEALTH, INC.
1,500,000 shares of common stock offered by Precis Health, Inc.
$0.50 per share

Precis Health, Inc. is offering, on a “best-efforts,” self-underwritten basis, up to 1,500,000 shares of our common stock at a price of $0.50 per share to the public.  There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed.  All funds received from purchasers will be directly and immediately available to us. Subscriptions received by us are irrevocable. The shares are intended to be sold directly through the efforts of our executive officers and sole director.  The intended methods of communication include, without limitation, telephone and personal contact.  For more information, see “Plan of Distribution” on page 15.  The offering shall terminate on the earlier of (i) the date when the sale of all 1,500,000 shares is completed or (ii) 365 days from the effective date of this prospectus, subject to the filing of post-effective amendments, thereafter deregistering any shares of such 1,500,000 shares remaining unsold to the public.  We will not extend the offering period beyond 365 days from the effective date of the prospectus.  For more information, see “Plan of Distribution” on page 15.

Prior to this offering, there has been no public market for our common stock.  The securities being registered in this offering may not be liquid since they are not listed on any exchange or quoted in the OTC Bulletin Board, and a market for these securities may not develop.  The offering price may not reflect the market price of our common stock after the offering.

This investment involves a high degree of risk.  Our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in this prospectus.  You should purchase shares only if you can afford a complete loss of your investment.  See “Risk Factors” starting on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Offered by:	Number of Shares	Offering Price Per Share	Aggregate Offering Price	Underwriting Discounts & Commissions (See "Plan of Distribution" beginning on page 14)	Proceeds to the Company

Precis Health, Inc.	1,500,000	$0.50	$750,000	$0.00	$750,000

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the SEC becomes effective.  This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

Precis Health, Inc. does not plan to use this offering prospectus before the effective date.

The date of this Prospectus is March 15, 2011

Prospectus Summary and Risk Factors

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus.  You should carefully consider the matters discussed in “Risk Factors” beginning on page 7.

Summary of the Company

Precis Health, Inc. is a company dedicated to make healthcare more affordable through a range of discount medical savings programs.  Discount medical plans are not health insurance, but rather discount programs that provide members with access to discounts off the normal retail price from participating providers. We have the ability to offer savings on healthcare services throughout the United States, except Vermont and Washington, D.C, to persons who are uninsured, under-insured, or have elected to purchase only high deductible or limited benefit medical insurance policies.  As of the date of this prospectus, our efforts have been primarily focused on opportunities in Arkansas, Missouri, Oklahoma and Texas, and we currently have no specific plans to expand outside of this region.
Through our Fitz Card™, we offer members typical savings of 10% to 60% on health care costs for their entire family.  Our discount medical program accesses healthcare providers and provider networks to provide medical services at a discount to plan members.  The actual discount realized is significantly dependent upon the specific medical service provider participating in our proposed program and the individual treatment or services to be provided.  We are not an insurance company and all medical costs are borne by the individual member at the time of receiving medical care.  Plan members are obligated to pay for all healthcare services, but will receive a discount from those healthcare providers who have contracted with the discount plan organization. We have no long-term agreements with any customers and have no guaranteed revenue streams.  Additionally, we cannot guarantee that we will grow our business or that we will be able to realize any sales.

We are development stage company incorporated in the State of Oklahoma on August 12, 2009.  We have not generated any revenues since our inception.  On March 2, 2010, we entered into a Sales and Services Agreement with New Benefits, Ltd., a Discount Medical Plan Organization with a network of healthcare service providers. We paid to New Benefits a one-time set-up fee of $2,500, which is refundable to us if we enroll at least 2,500 members within the first 12 months of the Agreement.  However, if we are unable to enroll 2,500 members by March 2, 1011, we will forfeit the entire $2,500 set-up fee.  As a result of this Agreement, we have the ability to resell the discount healthcare and consumer benefits of New Benefits throughout the United States, with the exception of Vermont, Washington, D.C. and Puerto Rico.  At this time, however, we are only marketing our discount medical healthcare program in Oklahoma, Texas, Arkansas and Missouri, and have not conducted any marketing or sales activities or pursued any sales leads outside of our immediate geographic region.  The Agreement is in effect for a period of one year and will automatically renew for subsequent one year periods unless and until terminated by us or New Benefits for any reason, at any time, with 30 days notice and without cause or remediation.  We have no other agreements in place to replace or cover the loss of our Agreement with New Benefits.  We are substantially dependent upon our Agreement with New Benefits to provide the services associated with the Fitz Card.  The cessation of, or material change in, such Agreement, or a disruption of our members’ access to New Benefits’ network of PPOs could affect our ability to service and retain our members.

Since our inception through September 30, 2010, we have not generated any revenues and have incurred a net loss of $(72,051). Total cash on hand as of September 30, 2010, was $0. We are conducting an offering of our common stock, registered hereby, to raise capital with which we plan to allocate toward business development, sales and marketing expenses and working capital, as well as the costs associated with this offering.  Even if we are able to raise the full amount of proceeds sought in this public offering, we will require substantial additional funds to fully realize our business objective of expanding our operations throughout the United States.  In the event we are unable to raise any funds in this offering, we may be forced to delay, curtail, or eliminate certain aspects of our plan of operation, such as being unable to implement our marketing programs, an inability to build sales and support infrastructure, and decreased geographic expansion capability.  For additional information concerning our plan of operation, please refer to page 47.

However, we believe that our lack of significant operating history and uncertainty regarding our ability to generate significant revenues are material concerns. Additionally, there can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from operating activities will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in this registration statement.

New Developments[1]

In March of 2010, the Health Care and Education Reconciliation Act of 2010 and Patient Protection and Affordable Care Act were signed into law.  The law include numerous health-related provisions to take effect over a four-year period, including prohibiting health insurers from denying coverage or refusing claims based on pre-existing conditions, expanding Medicaid eligibility, subsidizing insurance premiums, providing incentives for businesses to provide health care benefits, establishing health insurance exchanges, and support for medical research.  The costs of these provisions are offset by a variety of taxes, such as taxes on indoor tanning and certain medical devices (excluding eyeglasses, contact lenses, hearing aids, and any other medical device which is determined to be of a type generally purchased by the general public at retail for individual use), and offset by cost savings such as improved fairness in the Medicare Advantage program relative to traditional Medicare.

There is also a tax penalty for citizens, who do not obtain health insurance.  The law stipulates that, effective by January 1, 2014, an annual penalty of $95, or up to 1% of income, whichever is greater, will be imposed on individuals who do not secure insurance.  The penalty will rise to $695, or 2.5% of income, by 2016.  This is an individual limit; families have a limit of $2,085.  Exemptions to the fine in cases of financial hardship or religious beliefs are permitted.

Effective by January 1, 2014, the acts impose a $2,000 per employee tax penalty on employers with more than 50 employees who do not offer health insurance to their full-time workers.  Organizations with fewer than 50 employees are exempt from having to provide insurance to their employees.  Therefore, these persons are likely to require some form of medical coverage to avoid the tax penalties proposed to be imposed in 2014.

We are unable to accurately speculate the potential impact of the healthcare act.  However, we believe that our services fill a void that currently exists and will continue to exist through at least December 31, 2013.  Additionally, it is the understanding of management that, as currently written in the healthcare act, the various state groups (“exchanges”) mandated thereunder will be required to have two components: (1) DMPO discounted savings plan and (2) traditional insurance coverage.  Resultantly, we believe the mandate will create the opportunity for us to partner with the state exchanges, positively impacting our operations.  However, we contend that, as of the date of this prospectus, no rules or regulations in support of the healthcare act have yet been written and would not be effective until 2014 and we are unable to speculate whether the aforementioned provisions will actually be implemented.

As of the date of passage of the Act, approximately 36 states were considering taking legal action to challenge the Act, claiming that fining individuals for failing to buy insurance is not within the scope of Congress's taxing powers.  On March 22, 2010, Attorneys General of eleven states announced their intentions to sue the federal government, citing the bill as a violation of state sovereignty and saying Congress has no authority to require individuals to purchase health insurance.

Less than an hour after the bill was signed into law on March 23, 2010, thirteen states (Florida, Alabama, Colorado, Idaho, Louisiana, Michigan, Nebraska, Pennsylvania, South Carolina, South Dakota, Texas, Utah, and Washington) filed a lawsuit in U.S. District Court in Pensacola challenging the bill.  Subsequently, five additional states (Arizona, Indiana, Mississippi, Nevada and North Dakota) joined in Florida's suit, bringing the number of states participating to eighteen.  In a press release, the Attorneys General indicated their primary basis for the challenge was a violation of state sovereignty. Their release stated, "The Constitution nowhere authorizes the United States to mandate, either directly or under threat of penalty, that all citizens and legal residents have qualifying health care coverage," and that the law puts an unfair financial burden on state governments.  The lawsuit states the following legal rationale:

Regulation of non-economic activity under the Commerce Clause is possible only through the Necessary and Proper Clause. The Necessary and Proper Clause confers supplemental authority only when the means adopted to accomplish an enumerated power are 'appropriate', are 'plainly adapted to that end', and are 'consistent with the letter and spirit of the constitution.' Requiring citizen-to-citizen subsidy or redistribution is contrary to the foundational assumptions of the constitutional compact.

The State of Virginia filed a separate suit based on a conflict between the Act and a recently enacted state law.  Other states were either expected to join the multi-state lawsuit or are considering filing additional independent suits.  Members of several state legislatures are attempting to counteract and prevent elements of the bill within their states.  Legislators in 29 states have introduced measures to amend their constitutions to nullify portions of the health care reform law.  Thirteen state statutes have been introduced to prohibit portions of the law; two states have already enacted statutory bans.  Six legislatures had attempts to enact bans, but the measures were unsuccessful.  In August 2010, a ballot initiative passed overwhelmingly in Missouri that would exempt the state from some provisions of the bill.

 [Endnote 1: http://en.wikipedia.org/wiki/Patient_Protection_and_Affordable_Care_Act]

As of the date of this prospectus, Precis Health, Inc. has 4,020,000 shares of $0.001 par value common stock issued and outstanding.

Our principal office is located at:

2500 S. McGee Dr., Ste. 145
Norman, OK 73072
Telephone: (405) 360-5047
Facsimile: (405) 360-5354

Our fiscal year end is December 31.

Offering by Precis Health, Inc.

Precis Health, Inc. is offering, on a best-efforts, self-underwritten basis, up to a maximum of 1,500,000 shares of our common stock at a price of $0.50 per share to the public.  There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed.  All funds received from purchasers will be directly and immediately available to us.

The proceeds from the sale of the shares by the Issuer in this offering will be payable to “Precis Health, Inc.”  All subscription agreements and checks are irrevocable and should be delivered directly to Precis Health, Inc.  Failure to do so will result in checks being returned to the investor who submitted the check.

The offering shall terminate on the earlier of (i) the date when the sale of all 1,500,000 shares is completed or (ii) 365 days from the effective date of this prospectus, subject to the filing of post-effective amendments, thereafter deregistering any shares of such 1,500,000 shares remaining unsold to the public.  We will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within 30 days after the close of the offering.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value.  The price does not bear any relationship to our assets, book value, historical earnings or net worth.

We will apply the proceeds from the offering to pay for sales and marketing programs, office expenses, fees associated with being a public reporting company, various infrastructure costs and general working capital.

The purchase of the common stock in this offering involves a high degree of risk.  The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists.  Please refer to "Risk Factors" on page 7 and "Dilution" on page 13 before making an investment in our stock.
Our Transfer Agent is expected to be Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014, Phone: (702) 818-5898.

Summary Financial Information

The summary financial data are derived from the historical financial statements of Precis Health, Inc.  This summary financial data should be read in conjunction with "Management's Discussion and Plan of Operations" as well as the historical financial statements and the related notes thereto, included elsewhere in this prospectus.

Balance Sheet Data

	September 30, 2010	December 31, 2009
ASSETS

Total assets	$-	$1,100

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities
Bank overdraft	$603	$-
Accounts payable	978	-
Accounts payable – related party	46,120	-
Notes payable – related party	10,350	-
Total liabilities	58,051	-

Stockholders’ deficit
Common stock	4,020	4,000
Additional paid-in capital	9,980	-
Subscriptions receivable	-	(2,750)
Deficit accumulated during development stage	(72,051)	(150)
Total stockholders’ equity	(58,051)	1,100

Total liabilities and stockholders’ deficit	$-	$1,100

Statements of Operations Data

	For the	For the	Inception
	three months	nine months	(August 12, 2009)
	Ended	Ended	To
	September 30, 2010	September 30, 2010	September 30, 2010

Revenue	$-	$-	$-

Expenses:
General and administrative	3,388	8,119	8,269
Professional fees	9,659	13,482	13,482
Professional fees– related party	24,000	50,300	50,300
Total expenses	37,047	71,901	72,051

Net (loss)	$(37,047)	$(71,901)	$(72,051)

Net income (loss) per share	$(0.01)	$(0.02)

Risk Factors

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means.  Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

Investors may lose their entire investment if we fail to implement our business plan.

Precis Health, Inc. was formed in August 2009.  We are an early stage company without guaranteed or recurring streams of revenues.  Our prospects must therefore be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.  These risks include, without limitation, the absence of ongoing revenue streams, a competitive market environment and lack of brand recognition.  We cannot guarantee that we will be successful in establishing our discount medical plan.  If we fail to implement and create a base of operations for our health program, we may be forced to cease operations, in which case investors may lose their entire investment.

If we are unable to continue as a going concern, investors may face a complete loss of their investment.

As of the date of this Prospectus, we have had only limited start-up operations, have no material operating history and no source of revenues.  Taking these facts into account, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern in the independent registered public accounting firm’s report to the financial statements included in the registration statement, of which this prospectus is a part.  If our business fails, investors may face a complete loss of their investment.

We are significantly dependent upon the proceeds expected to be raised in this offering.

We have limited capital resources and have incurred operating losses since our inception.  Our operations have historically been financed through sales of our equity and debt securities.  Our position is tenuous and we are significantly dependent upon this offering to provide us with sufficient capital to implement our business plan and sustain our operations for the next at least 12 months.  In the event we are unable to raise any funds in this offering or if our cost of doing business is substantially higher than we anticipate, we may be forced to delay, curtail or eliminate certain aspects of our plan of operation, such as being unable to implement our marketing programs, an inability to build sales and support infrastructure, and decreased geographic expansion capability, or possibly go out of business. Furthermore, even if we are able to raise the full amount of proceeds sought in this public offering, we will require substantial additional funds to fully realize our business objective of expanding our operations throughout the United States. A possibility of such outcome presents a risk of complete loss of investment in our common stock. Additionally, even if we are able to raise the full amount of proceeds sought in this public offering, we will require substantial additional funds to fully realize our business objective of expanding our operations throughout the United States.

The market for discount medical programs is highly competitive, and we are in an unfavorable competitive position.

Our management believes we compete, in general, with numerous, more established companies providing discount medical service plans.  These competitors include companies that offer healthcare products and services through membership programs such that we are proposing to provide, as well as insurance companies, preferred provider organization networks and other organizations that offer benefit programs to their customers.  All of our competitors are significantly larger and have substantially greater financial, technical, marketing and other resources and significantly greater name recognition.  In addition, many of our competitors have well-established, long-term relationships with their clients and network of providers.

There is no assurance that there will not be future competition from other companies that could potentially enter the market and try to emulate our business model.  Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could adversely affect our business, financial condition and results of operations.  There can be no assurance that we will be able to compete successfully against present or future competitors or that competitive pressures will not force us to cease our operations.

We may be unable to generate sales without sales, marketing or distribution capabilities.

We have not commenced our planned discount medical plan business and do not have any sales, marketing or distribution capabilities.  We cannot guarantee that we will be able to develop a sales and marketing plan or to develop a sufficient medical care provider network to attract customers.  In the event we are unable to successfully implement these objectives, we may be unable to generate sales and operate as a going concern.

The loss of any providers in our proposed discount healthcare programs may weaken our business results.

Since we expect many of our discount plan members to be self-insured and solely responsible for payment for healthcare services received, failure to pay or late payments by members may negatively affect our relationship with the healthcare providers in our network.  Consequently, our relationships with such providers may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships and members’ failures to pay for services received.  The loss of a preferred provider organization within a geographic market area may not be replaced on a timely basis, if at all, and may have a material adverse effect on our business, financial condition and results of operations.

We rely heavily on our agreement with New Benefits, Ltd. to be able to provide the services underlying our Fitz Card program and the loss of, or a change in, this arrangement will have a material adverse effect on our business.

New Benefits, Ltd. is the sole Discount Medical Plan Organization through whom we access the Preferred Provider Organizations network of healthcare providers.  Our Agreement with New Benefits can be cancelled at any time with 30 days notice and without cause or remediation.  We have no other agreements in place to replace or cover the loss of our Agreement with New Benefits. The loss of, or material change in, our arrangement with New Benefits, or a disruption of our members’ access to New Benefits’ PPOs could affect our ability to service and retain our members and could, therefore, adversely affect our business.

Government regulation and related private party litigation may adversely impact our results of operations.

Several states have enacted laws and regulations that govern discount medical program organizations.  The laws vary in scope, ranging from registration to a comprehensive licensing process with oversight over all aspects of the program, including the manner by which discount medical programs are sold, the price at which they are sold, the relationship of the DMPO licenses or registrations.  We will be required to hold these licenses in every jurisdiction we do business where such a license or registration is required to be held.  We are a development stage company recently formed and we do not know the full extent of how these regulations will affect our business or whether or not we will be able to acquire or maintain all necessary licenses.  Our need to comply with these regulations may adversely affect or limit our future operations.  The cost of complying with these laws and regulations will likely have a material adverse effect on our financial position.

We market memberships in associations that have been formed to provide various consumer benefits to their members.  These associations may include in their benefit packages insurance products that are issued under group or blanket policies covering the association’s members.  Most states allow these memberships to be sold under certain circumstances without a licensed insurance agent making each sale.  If a state were to determine that our sales of these memberships do not comply with their regulations, our ability to continue selling such memberships would be affected and we might be subject to fines and penalties and may have to issue refunds or provide restitution to the associations and their members.

Precis Health, Inc. may lose its top management without employment agreements.

Our operations depend substantially on the skills and experience of our officers and sole director, namely Paul A. Kruger, our CEO and sole director, Janet W. Kruger, our President, and Terri S. Metzger, our Corporate Secretary.  Although we plan to have non-salaried personnel work for us on a per-project basis, as necessary, we have no other full- or part-time employees besides these three individuals.  Furthermore, we do not maintain key man life insurance on any of our officers or sole director.  Without employment contracts, we may lose one or more of our officers and sole director to other pursuits without a sufficient warning and, consequently, go out of business.

Our officers and sole director may become involved in other business opportunities and may face a conflict in selecting between our company and their other business interests.  We have not formulated a policy for the resolution of such conflicts.  The loss of any or all of our officers and sole director to other pursuits without a sufficient warning we may, consequently, go out of business.

Failure by us to respond to changes in client demands could result in lack of sales revenues and may force us out of business.

The market for our proposed discount medical program is characterized by rapidly changing healthcare issues, evolving industry developments and changing customer needs.  Our future success will depend on our ability to enhance our current services, establish and expand our provider network, advertise and market our services and respond to emerging industry trends, developments and other changes on a timely and cost effective basis.  We may not be successful in anticipating or responding to these developments on a timely basis, and our offerings may not be successful in the marketplace.  There can be no assurance that we will be successful in enhancing our existing service offerings on a timely basis or that any new enhancements will achieve market acceptance.  If we fail to anticipate or respond adequately to changes in customer preferences, these events could have a material adverse affect on our business, financial condition and results of operation.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. We have not undertaken an evaluation of our internal controls; however, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable.

Investors will have limited control over decision-making because our officers and sole director control the majority of our issued and outstanding common stock.

Janet W. Kruger and Terri S. Metzger, both of whom are executive officers of Precis Health, Inc., collectively beneficially own approximately 49.8% of our issued and outstanding common stock.  As a result of such ownership, investors in this offering will have limited control over matters requiring approval by our security holders, including the election of directors.  In the event the maximum offering is attained, our officers and directors will continue to own approximately 36.2% of our outstanding common stock.  Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we enter into transactions which require stockholder approval.  In addition, certain provisions of Oklahoma law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.  For example, Oklahoma law provides that not less than two-thirds vote of the stockholders is required to remove a director, which could make it more difficult for a third party to gain control of our Board of Directors.  This concentration of ownership limits the power to exercise control by the minority shareholders.

Investors in this offering will bear a substantial risk of loss due to immediate and substantial dilution

Our four founding shareholders each acquired 1,000,000 shares of our common stock, at a price per share of $0.001, for an aggregate issuance of 4,000,000 shares.  Upon the sale of the common stock offered hereby, the investors in this offering will pay a price per share that substantially exceeds the value of our assets after subtracting liabilities and will experience an immediate and substantial “dilution.”  Therefore, the investors in this offering will bear a substantial portion of the risk of loss.  Additional sales of our common stock in the future could result in further dilution.  Please refer to “Dilution” on page 13.

You may not be able to sell your shares in our company because there is no public market for our stock.

There is no public market for our common stock.  In the absence of being listed on a stock exchange or trading platform, no market is available for investors in our common stock to sell their shares.  We cannot guarantee that a meaningful trading market will develop.

If our stock ever becomes tradable, of which we cannot guarantee success, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control.  In addition, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to the operating performance, may affect the market price of our stock.

Investors may have difficulty liquidating their investment because our stock will be subject to penny stock regulation.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in Company securities may find it difficult to sell their securities, if at all.

All of our issued and outstanding common shares are restricted under Rule 144 of the Securities Act, as amended.  When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently issued and outstanding shares of common stock, aggregating 4,020,000 shares of common stock, are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  Rule 144, as amended, is an exemption that generally provides that a person who has satisfied a six month holding period for such restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale.  Sales of shares by our shareholders, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of our common stock in any market that might develop.

Investors may be unable to sell their shares without complying with “Blue Sky” regulations.

Each state has its own securities laws, also known as blue sky laws, which, in part, regulates both the offer and sale of securities.  In most instances, offers or sales of a security must be registered or exempt from registration under these blue sky laws of the state or states in which the security is offered and sold.  The laws and filing or notification requirements tend to vary between and among states.  Sales by the selling shareholders may occur in Oklahoma.  Apart from the State of Oklahoma, we have not made any determinations as to where such resale transactions may or may not occur.  Resale transactions in any State except Oklahoma require proper diligence on the part of the investor.  Investors should consult an attorney or a licensed investment professional prior to delving into blue sky laws.  Failure to comply with applicable securities regulations may lead to fines or imprisonment.

Our common stock may not be transferable without meeting securities registration requirements or exemption therefrom.

We have not registered our securities in any jurisdiction and have not identified any exemptions from registration.  As a result, investors in our common stock may have difficulty selling their shares unless they are able to register their shares or find an exemption therefrom.  Furthermore, broker-dealers may be unwilling or unable to act on behalf of investors in our common stock unless or until the shares are registered, or an applicable exemption from registration is identified, in certain states in which our common stock may be offered or sold.

Future issuances of our preferred stock could dilute the voting and other rights of holders of our common stock.

Our Board of Directors has the authority to issue shares of preferred stock in any series and may establish, from time to time, various designations, powers, preferences and rights of the shares of each such series of preferred stock.  Any issuances of preferred stock would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of common stock.

We have not paid any cash dividends and do not intend to pay any cash dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock.  For the foreseeable future, we intend to reinvest any earnings in the development and expansion of our business, and do not anticipate paying any cash dividends on our common stock.  Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.  Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements about our business, financial condition and prospects that reflect our management’s assumptions and beliefs based on information currently available.  We can give no assurance that the expectations indicated by such forward-looking statements will be realized.  If any of our assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, our actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to, acceptance of our proposed services and the products we expect to market, our ability to establish a customer base, managements’ ability to raise capital in the future, the retention of key employees and changes in the regulation of our industry.

There may be other risks and circumstances that management may be unable to predict.  When used in this prospectus, words such as, “believes,” “expects,” “intends,” “plans,” “anticipates,” “estimates” and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

Use of Proceeds

Precis Health, Inc. is offering for sale to the public up to 1,500,000 shares of its common stock, the net proceeds of which will be retained by us.  Although we reserve the right to reallocate the funds according to changing events, we believe that the net proceeds from this offering will be sufficient to fund our initial general and administrative and capital requirements for a period of at least twelve months.  The foregoing assumes our offering will be fully subscribed.  The availability and terms of any future financing will depend on market and other conditions.  Our use of proceeds are based upon the projections by our Management, which may also change according to unforeseen future events and market changes.  The table below lists intended uses of proceeds indicating the amount to be used for each purpose.  The timing of the use of proceeds will be in our sole discretion.
	25% of Maximum			50% of Maximum			75% of Maximum			Maximum
		$	%		$	%		$	%		$	%

TOTAL PROCEEDS	187,500		100.00%	375,000		100.00%	562,500		100.00%	750,000		100.00%

OFFERING EXPENSES(1)

Legal & accounting fees	22,000		11.73%	22,000		5.87%	22,000		3.91%	22,000		2.93%
Printing	500		0.27%	500		0.13%	500		0.09%	500		0.07%
Transfer agent fees	2,500		1.33%	2,500		0.67%	2,500		0.44%	2,500		0.33%

Total offering expenses	25,000		13.33%	25,000		6.67%	25,000		4.44%	25,000		3.33%

Net proceeds from offering	162,500		86.67%	350,000		93.33%	537,500		95.56%	725,000		96.67%

USE OF NET PROCEEDS

Sales & marketing	50,000		26.67%	50,000		13.33%	100,000		17.78%	200,000		26.67%
Office expense & supplies	25,000		13.33%	25,000		6.67%	25,000		4.44%	25,000		3.33%
SEC reporting costs	20,000		10.67%	30,000		8.00%	40,000		7.11%	50,000		6.67%
Infrastructure
Information technology	15,000		8.00%	15,000		4.00%	30,000		5.33%	45,000		6.00%
Rent	-		-%	18,000		4.80%	18,000		3.20%	18,000		2.40%
Salaries and consulting	-		-%	150,000		40.00%	150,000		26.67%	150,000		20.00%
Website design & hosting	35,000		18.67%	35,000		9.33%	35,000		6.22%	35,000		4.67%
Repay Notes Payable	-		-%	-		-%	5,000		0.89%	5,000		0.67%
Repay Accounts Payable	-		-%	-		-%	21,740		3.86%	21,740		2.90%
Working capital (1)	17,500		9.33%	27,000		7.20%	112,760		20.05%	175,260		23.37%

Total use of net proceeds	162,500		86.67%	350,000		93.33%	537,500		95.56%	725,000		96.67%

1. The category of General Working Capital may include printing costs, postage, telephone services, overnight services and other operating expenses.

Determination of Offering Price

With respect to the sale of up to 1,500,000 shares or our common stock by us, the offering price of the common stock of $0.50 per share has been arbitrarily determined and bears no relationship to any objective criterion of value.  The price does not bear any relationship to Precis’ assets, book value, historical earnings or net worth.  In determining the offering price, we considered such factors as the prospects, if any, for similar companies, our anticipated results of operations, our present financial resources and the likelihood of acceptance of this offering.  No valuation or appraisal has been prepared for our business.  We cannot assure you that a public market for our securities will develop and continue or that the securities will ever trade at a price higher than the offering price.

Dilution

Investors will realize an immediate dilution in the net tangible book value in the shares purchased.  "Dilution" represents the difference between the offering price and the net book value per share of common stock immediately after completion of the offering by the company.  "Net Book Value" is the amount that results from subtracting the total liabilities of Precis Health, Inc. from total assets.  In this offering, the level of dilution is substantial as a result of the low book value of our issued and outstanding stock and on a fully diluted basis.  The following table illustrates the dilution to purchasers, after receipt of the net proceeds from this offering:

	Assuming the sale by Precis Health of:
	25%	50%	75%	100%
	Of Maximum	Of Maximum	Of Maximum	Of Maximum

Offering price per share	$0.50	$0.50	$0.50	$0.50

Net tangible book value per share before offering	$(0.0144)	$(0.0144)	$(0.0144)	$(0.0144)

Increase attributable to existing shareholders	$0.0382	$0.0747	$0.1076	$0.3804

Net tangible book value per share after offering	$0.0238	$0.0603	$0.0932	$0.1196

Per share dilution	$0.4762	$0.4397	$0.4068	$0.3804

Dilution %	95.25%	87.95%	81.36%	76.09%

The following table sets forth, with respect to existing shareholders and new investors, a comparison of the number of our shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering.  All percentages are computed based upon cumulative shares and consideration assuming sale of all shares in the line item as compared to maximum in each previous line.

					Average
	Shares Purchased		Capital Contributions		Price
	Number	Percent	Amount	Percent	Per Share

Exisiting Stockholders (1)	4,020,000	73%	$14,000	2%	$0.01

Public Stockholders (2)	1,500,000	27%	$750,000	98%	$0.50

Total	5,520,000	100%	$764,000	100%

Notes:

1.	Includes 4,000,000 shares issued in August, 2009, to four founding shareholders for cash of $4,000 and the issuance of 20,000 shares to one related party in June, 2010, for cash of $10,000.
2.	Assumes the sale of all 1,500,000 shares offered hereby at an offering price of $0.50 per share and before any deduction of estimated offering expenses.

Plan of Distribution

There is no public market for our common stock.  Our common stock is currently held amongst a small community of shareholders.  Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited.  To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association.  We have not identified or approached any broker/dealers with regard to assisting us apply for such listing.  We are unable to estimate when we expect to undertake this endeavor.  In the absence of being listed, no market is available for investors in our common stock to sell their shares.  Precis Health, Inc. cannot guarantee that a meaningful trading market will develop.

If the stock ever becomes tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control.  As a result, investors may be unable to sell their shares at or greater than the price they are being offered at.

Precis Health, Inc. is offering up to 1,500,000 shares of common stock on a best efforts, self-underwritten basis.  There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed.  All funds received from purchasers will be directly and immediately available to us.  We plan to utilize the efforts of our officers and sole director.  Potential investors include family, friends and acquaintances.  The intended methods of communication include, without limitation, telephone and personal contact.  In their endeavors to sell this offering, our officers and sole director do not intend to use any mass advertising methods such as the Internet or print media.

Funds received by a sales agent in connection with sales of our securities will be transmitted immediately into our corporate account and will be available for use by us.  There can be no assurance that all, or any, of the shares will be sold.

None of our officers and sole director will receive commissions for any sales she originates on our behalf.  We believe that our officers and sole director are exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934.  In particular, our officers and sole director:

1.	Are not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of their participation; and

2.	Are not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Are not an associated person of a broker or dealer; and

4.	Meet the conditions of the following:

a.	Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and
b.	Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and
c.
Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Our officers and sole director may not purchase any securities in this offering.

The offering shall terminate on the earlier of (i) the date when the sale of all 1,500,000 shares is completed or (ii) 365 days from the effective date of this prospectus, subject to the filing of post-effective amendments, thereafter deregistering any shares of such 1,500,000 shares remaining unsold to the public.  There can be no assurance that all, or any, of the shares will be sold.  There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed.  All funds received from purchasers will be directly and immediately available to us.  The offering will not be extended beyond 365 days from the effective date of this registration statement, of which this prospectus is a part.

As of the date of this prospectus, Precis Health has not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent.  However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named in the prospectus.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied.  The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available.  As of the date of this prospectus, we have not identified the specific states, where the offering will be sold.  We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

The proceeds from the sale of the shares in this offering will be payable directly to Precis Health, Inc.  All subscription agreements and checks should be delivered directly to us.  Failure to do so will result in checks being returned to the investor, who submitted the check.  Investors can purchase common stock in this offering by completing a Subscription Agreement (attached hereto as Exhibit 99(b)) and sending it together with payment in full to Precis Health, Inc., 2500 S. McGee Drive, Suite 145, Norman, Oklahoma 73072.  All payments must be made in United States currency either by personal check, bank draft, or cashiers check.  There is no minimum subscription requirement.  An investors' failure to pay the full subscription amount will entitle Precis to disregard the investors' subscription.  All subscription agreements and checks are irrevocable.  We reserve the right to either accept or reject any subscription.  Any subscription rejected within this 30-day period will be returned to the subscriber within 5 business days of the rejection date.  Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber.  Once we accept a subscription, the subscriber cannot withdraw it.

Description of Securities

Precis Health, Inc.’s authorized capital stock consists of 10,000,000 shares of common stock, each having a $0.001 par value and 1,000,000 shares of preferred stock, each with a par value of $0.001.

The holders of our common stock:

1.	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

2.	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

3.	Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

4.	Are entitled to one vote per share on all matters on which stockholders may vote.

In the opinion of our legal counsel, all shares of common stock now outstanding are fully paid for and non assessable and all shares of common stock which are the subject of this offering, when sold, will be fully paid for and non assessable.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in our shares, reducing the level of trading activity in any secondary market that may develop for our shares, and accordingly, customers in our securities may find it difficult to sell their securities, if at all.

We have no current plans to either issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.  The Board of Directors is authorized to (i) provide for the issuance of shares of the authorized preferred stock in series and (ii) by filing a certificate pursuant to the law of Oklahoma, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, all without any further vote or action by the stockholders.  Any shares of issued preferred stock would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that potentially some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

Non-Cumulative Voting

Holders of shares of Precis Health, Inc.'s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Precis Health, Inc.'s directors.

Cash Dividends

As of the date of this prospectus, Precis Health, Inc. has not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is the present intention of Precis Health, Inc. not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Interest of Named Experts and Counsel

Legal Matters

The validity of the shares of common stock that we are registering hereby will be passed upon for us by Randall V. Brumbaugh, Glendora, California, who holds no interest in our common stock and has not been hired on a contingent basis.
Experts

De Joya Griffith & Company, LLC independent registered public accounting firm, have audited our financial statements at December 31, 2009 and June 30, 2010, and for the period from August 12, 2009 (Inception) to December 31, 2009 and June 30, 2010, as set forth in their report.  We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on De Joya Griffith & Company, LLC’s report, given on their authority as experts in accounting and auditing.

Description of Business

Business Development and Summary

Precis Health, Inc. was incorporated in the State of Oklahoma on August 12, 2009.  We are a development stage company that has developed a variety of medical discount savings programs designed to help meet America’s health care needs.  We are not an insurance company.

On March 2, 2010, we entered into a Sales and Services Agreement with New Benefits, Ltd., whereby we gained access to, and the ability to resell, the discount healthcare and consumer benefits of New Benefits, Ltd.  We purchase certain discount healthcare benefits and other services from New Benefits at a price per user set by New Benefits, then repackage and resell those benefits and services under our Fitz Card program at a higher price per user, ranging from $19.99 to $39.99, the retail price of which must be approved by New Benefits.  The benefits we purchase and repackage are paid for by us as we garner members, as opposed to a bulk number of memberships; therefore, we maintain no “inventory” of benefits we are required to sell.  Additionally, we do not earn a commission on each sale.  Rather, we earn the difference between the cost of the benefit packages and the price at which we resell those benefits.  There are no other costs directly associated with the Agreement that are to be borne by us.  Our officers are currently responsible for all sales and marketing activities related to the Fitz Card.  Our methods of distribution are set forth in the section “Distribution Methods,” on page 21, and our marketing plan is set forth in the “Plan of Operation” section on page 47.  Our sole source of revenues is expected to be generated from sales of the Fitz card and we currently do not expect, at the point we begin selling the Fitz card, to generate revenues from ancillary products or services.

Through our Agreement with New Benefits, we have the ability to offer our services throughout the United States, with the exception of Vermont, Washington, D.C. and Puerto Rico.  At this time, however, we are only marketing our discount medical healthcare program in Oklahoma, Texas, Arkansas and Missouri, and have not conducted any marketing or sales activities or pursued any sales leads outside of our immediate geographic region.  The Agreement is in effect for a period of one year and will automatically renew for subsequent one year periods unless terminated by us or New Benefits for any reason. This Agreement was made in the ordinary course of a business similar to that which we are seeking to establish ourselves and may be cancelled at any time with 30 days written notice, without cause and no penalties.

We are actively engaged in attempting to build our infrastructure, upon which to establish a base of operations.  To that end, we have published our fully-functional website at www.PrecisHealth.com.  This site provides detailed information on our programs and services, the ability to search for network providers and the ability to purchase Fitz Card Memberships on-line.  As of the date of this prospectus, however, we have not made any retail sales through our website.

In addition to our website, we have created a variety of marketing materials designed to attract individual customers, as well as organizations who may act as wholesalers for our discount healthcare memberships.  These materials include: promotional brochures, sales proposals, independent sales representative agreements and proposals to Professional Employer Organizations (PEOs).  We have not entered into any agreements with customers and have not generated any sales.

For a detailed “Management’s Discussion and Analysis” and “Plan of Operations,” please refer to page 47.  A summary of our plan of operations is set forth in the table, below:

PHASE	ACTIVITIES	BUDGET	STATUS

Phase I	Develop our Discount Medical Program	$0	Completed March 2010

Phase II	Implement our sales and marketing plan:

	•Website maintenance and upgrades	$35,000	Ongoing, as needed

	•Produce marketing materials and implement sales initiatives	$50,000 to $200,000	Activities to begin within 30-90 days of receiving at least $187,500 in gross proceeds from this offering.

Phase III	Offer high quality services

	•IT Infrastructure	$15,000 to $45,000	Ongoing, as needed

	•Hire employees and consultants	$150,000	Ongoing, as needed

Phase IV	Expand our geographic reach	$1,000,000 to $2,000,000	To be undertaken if successfully implement Phases I through III and secure additional funding subsequent to this offering.

Since our inception to September 30, 2010, we have accumulated a deficit of $(72,051) and have not generated any revenues. As of September 30, 2010, we had $58,051 in liabilities and no cash on hand.  We expect the proceeds to be raised in this offering will be sufficient to sustain our capital requirements for at least the next 12 months.  However, we are a development stage entity that has only recently begun our planned principal operations and, resultantly, we face significant risks and obstacles to our operations, which are detailed on page 7, “Risk Factors.”

Our administrative office is located at 2500 S. McGee Dr., Suite 145, Norman, Oklahoma 73072.

Our fiscal year end is December 31.

Please see “Recent Sales of Unregistered Securities” on page 59 for our capitalization history.

Business of Issuer

Principal Services and Principal Markets

Precis Health was formed with the objective to market a discount medical plan called the “Fitz Card™” – a program that “fitz” the needs of Americans searching for affordable health care options.  With the Fitz Card, we desire to offer prospective members typical savings of 10% to 60% on health care costs for their entire family.  The actual discount amount will be dependent upon the specific medical service provider participating in our proposed program and the individual treatment required.  The Fitz Card is not a health insurance plan and we do not make payments directly to the providers of medical services on behalf of the member.  Plan members are obligated to pay for all healthcare services, but will receive a discount from those healthcare providers who have contracted with the discount plan organization.  The Fitz Card provides discounts at certain healthcare providers for medical services.

Precis Health and Discount Medical Plan Organizations (also known as DMPOs) are typically regulated by the Department of Insurance in most states.  Discount medical plans have been around for many years.  They are often owned and operated by insurance carriers.  For example, Sam’s Club has Healthy Allies, and uses United Health Care based networks. Cigna and Aetna also operate their own DMPOs.

Healthcare providers have their standard service rates they bill to patients, whether or not they are covered by insurance.  If patients pay with cash, they pay a rate not discounted or influenced by an insurance carrier or DMPO.  Insurance companies and DMPOs have pre-negotiated rates they will accept from providers, called the “In-Network” rates, which are discounted from the standard billing rates.  Fitz Card holders are granted savings off the standard rates charged by healthcare practitioners and product suppliers afforded by our Agreement with New Benefits, a DMPO.

Discount medical plans contract directly or indirectly with health care providers or provider networks to provide medical services at a discount to plan members.  To become a plan member, you may have to pay fees, dues or other financial consideration to the discount plan organization.  In exchange for the fee, you receive a negotiated discount rate, provided that you go to a participating health care provider and receive a service or product that is covered by the plan.  Discount medical plans are not health insurance, but rather discount programs that provide members with access to discounts off the normal retail price from participating providers.  Members pay the provider directly at the time of service.

We believe the Fitz Card program provides the benefit of allowing members to make purchase decisions on a more informed, efficient and convenient basis through access to the information services, discounted produces and services and other types of assistance offered by such plans.  Users of the Fitz Card, and other discount medical plans, pay us for access to discounted healthcare rates charged by providers.  Therefore, prior to seeking medical care or engaging in a medical procedure, Fitz Card members are able to secure a direct quote for the services they seek and are able to make an informed purchase decision.  Conversely, with traditional medical insurance most healthcare costs are unspecified until the medical practitioner bills the insurance company.  The insurance company reviews the costs and passes along any excess or “uncovered” portion to the patient, often weeks or months after the procedure is over and too late to make a decision to whether to have to procedure done in the first place.

On March 2, 2010, we entered into a Sales and Services Agreement with New Benefits, Ltd., whereby we gained access to, and the ability to resell, the discount healthcare and consumer benefits of New Benefits, Ltd.  As a result, we are able to provide two membership packages offering the following benefits:

Level I Fitz Card Program Overview:

•	10 to 40% savings at 285,000 participating physician offices and hospitals
•	10 to 60% savings on prescription drugs at participating pharmacies
•	15 to 50% savings on dental services with Aetna Dental Access®
•	10 to 60% savings on vision care
•	15 to 60% savings on over 100 makes and models of hearing aids
•	15 to 60% savings off the retail price of many diabetic supplies
•	$19.99 per member, per month, including spouse and legal dependents

Level II Fitz Card Program Overview:

•	10 to 40% savings at 285,000 participating physician offices and hospitals
•	10 to 60% savings on prescription drugs at participating pharmacies
•	15 to 50% savings on dental services with Aetna Dental Access®
•	10 to 60% savings on vision care
•	15 to 60% savings on over 100 makes and models of hearing aids
•	15 to 60% savings off the retail price of many diabetic supplies
•	Plus 24 Hour Nurse Hotline
•	Consult A Doctor™
•	Fitness Club Discounts
•	$39.99 per member, per month, including spouse and legal dependents

Fitz Card Advantages:

•	One low monthly fee includes the member, spouse and legal dependents
•	Everyone is accepted – regardless of past or current health conditions
•	There are no minimums to meet and no restrictions on the number of times you can use the Fitz Card program services
•	No referrals necessary
•	No lengthy paperwork to complete
•	On-demand access to licensed physicians 24 hours a day through Consult A Doctor
•	Joining is easy – there’s no lengthy paperwork or medical questionnaires to complete
•	30-Day Money Back Satisfaction Guarantee

The Fitz Card can be of significant value to:

•	Individuals and families
•	Business owners who want to strengthen employee relationships, increase productivity and morale
•	Professional Employer Organizations who want to add alternative health care options to their clients
•	Financial institutions who want to offer a health and wellness account to customers
•	Associations and organizations who want to add value to their membership
•	As well as other clients through which the plan memberships are offered and sold in connection with other point-of-sale transactions

In addition to the Fitz Card discount medical plan we also offer customized programs featuring a wide variety of benefits and services including health and wellness discounts, lifestyle discounts, registration services, automotive services and more.  The specific products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients’ particular customer base.  Depending upon the client’s goals, these programs are an effective means to reach new customers, strengthen relationships with existing customers and generate new, predictable recurring sources of revenues.

Distribution Methods

Fitz Card Memberships are offered via two distribution channels: Wholesale and Retail.

Wholesale Programs

If the memberships are sold by a third-party organization, not Precis Health, we refer to these programs and membership sales as “Wholesale Programs.”  Organizations that may participate in our Wholesale Programs, and whom we intend to target, including insurance agencies, broker groups, Professional Employer Organizations and various businesses and professional organizations.  Under these arrangements, we conduct all customer service and re-pricing operations and may also provide the fulfillment and collections services.  The wholesale groups will market and sell the Fitz Card to their members or employees at a price they set, although we expect the sales prices to be discounted from our suggested retail pricing.  The group selling the membership would pay Precis Health a fee substantially less than the retail price and retain the “spread” between the sales price to their members and the wholesale price they purchased from us; anywhere from 20% - 60%.

Our management believes Wholesale Programs will substantially reduce our costs of acquiring new members in the first year of the program, compared to those obtained through selling memberships through the efforts of our employees, because sales and marketing activities will typically be conducted at the Wholesaler level.  However, continued Wholesale Sales may reduce our profit margins because we would be selling our discount healthcare memberships at a potentially significant discount to our retail pricing structure.

As of the date of this prospectus, we have not made any Wholesale Sales and we have no Wholesale Partners.

Retail Programs and Sales

“Retail Programs and Sales” is the designation for memberships sold by Precis Health through direct contact with consumers, via the web, direct mail or other direct marketing distribution method.  Currently, all of our Retail Sales efforts are being conducted by our officers and sole director.  We have established a website at www.PrecisHealth.com, which provides detailed information on our programs and the ability to purchase Fitz Card Memberships on-line.  As of the date of this prospectus, however, we have not made any sales through the Retail channel.

Availability

Through our relationship with New Benefits, Ltd., we are able to offer our discount medical program across the United States, with the exception of Vermont, Washington, D.C. and Puerto Rico.  However, as of the date of this prospectus, we have primarily focused our Fitz Card sales efforts in OK, TX, AR and MO, due to those states’ geographic proximity to our headquarters.  As opportunities present themselves for us to expand our geographic reach, we plan to do so.  Unfortunately, we cannot provide any potential timeframe for such expansion.

Industry Background

U.S. Census Bureau data reported the number of people who are uninsured reached 46.3 million in 2008.  [U.S. Census Bureau, Income, Poverty, and Health Insurance Coverage in the United States: 2008, Series P-60, September 10, 2009.]  According to a 2009 report published by the Center on Budget and Policy Priorities, the percentage of people with employer-provided health insurance, the principal source of coverage for the non-elderly, has been down-trending since 2001, and is the leading contributor to the increase over time in the number of uninsured.  [Center on Budget and Policy Priorities, Health Insurance Coverage Declined, Became Less Secure in 2008, September 10, 2009, http://www.cbpp.org/cms/index.cfm?fa=view&id=2913]  In 2008, some 61.9 percent of people below age 65 had health coverage through their employer, down from 62.9 percent in 2007 and 67.00 percent in 2001.  The costs of healthcare for self-paying uninsured patients are often far higher than the amount an insured and his or her insurance company would pay for the same healthcare services.  The growing numbers of uninsured people have special needs for accessing affordable healthcare.

A number of insurers have pulled out of certain states, due to state regulations that no longer provide for a viable operating environment for many insurance companies. As a result of these health coverage cancellations, those formerly insured individuals and families are required to pay more for their insurance coverage, cannot obtain any coverage because of pre-existing conditions or simply remain uninsured for healthcare.

According to the US Bureau of Labor Statistics, there were approximately 14.8 million unemployed Americans during September 2010, and the unemployment rate stood at 9.6%.  Comparatively, in September 2008, there were about 9.5 million unemployed citizens, with an unemployment rate of 6.1%.  The number and share of people without health insurance are doubtless higher now than in 2008, since the unemployment rate has grown substantially and most people who have lost their jobs also lost their employer-provided health insurance.  In the short term, some families losing their jobs and health insurance may become eligible for Medicaid or qualify for other assistance, such as temporary COBRA subsidies for formerly employed workers, which the recovery act temporarily strengthened. According to Congressional Budget Office estimates, there will be approximately 23 million residents who will still lack insurance in 2019 after the provisions of the healthcare act have all taken effect.

A second group of Americans affected by the health care crisis, those who have health coverage that doesn’t adequately protect them from high medical expenses, are termed “underinsured”.  According to a report published by The Commonwealth Fund, as of 2007 there were an estimated 25 million underinsured adults in the United States, up 60 percent from 2003.  These underinsured have health insurance but spend 10 percent or more of their income on out-of-pocket medical expenses and paying deductibles of five percent or more of family income.  With the national economy in crisis, many underinsured are going without needed care – including not seeing a doctor when sick, not filling prescriptions, and not following up on recommended tests or treatment – due to financial constraints.

We currently service the geographic region encompassing Arkansas, Missouri, Oklahoma and Texas.  According to U.S. Census Data, in 2009, the percent of uninsured residents in those states were, as follows:

% Uninsured

Arkansas	19.2%

Missouri	15.3%

Oklahoma	18.1%

Texas	26.1%

United States	16.7%

Nine of the top ten states for uninsured residents are in the southern half of the United States.  Other than Missouri, the geographic region we currently serve ranks at, or near the top, of states with the highest rates of uninsured residents.  Texas is the uninsured capital of the U.S., while Arkansas and Oklahoma come in ranked 8th and 9th, respectively.  In fact, According to the Kaiser Family Foundation, part of the reason for the high rates of uninsured people in Texas may be due to the fact that less than half of all Texas firms offer health insurance, according to the Kaiser Family Foundation.

The Health Care and Education Reconciliation Act of 2010 and Patient Protection and Affordable Care Act seeks to dramatically reduce the level of uninsured and underinsured persons throughout the United States, by imposing broad tax penalties and credits, as well as other measures.  Effective by January 1, 2014, the acts impose a $2,000 per employee tax penalty on employers with more than 50 employees who do not offer health insurance to their full-time workers.  Organizations with fewer than 50 employees are exempt from having to provide insurance to their employees.  There is also an annual penalty of $95, or up to 1% of income, whichever is greater, for citizens that do not obtain health insurance by January 1, 2014.  The penalty increases to $695, or 2.5% of income, by 2016.  However, any measurable impact of the healthcare acts could still be years away.  As Americans struggle to determine exactly how and when health care reform will affect them, millions continue to search for an immediate solution to the high costs of health care.
Competition

The environment within which we operate is intensely competitive and subject to rapid change in general.  Competition for program members within the healthcare savings industry has become more intense.  To secure a market share position, we must offer programs that add significant value to our customer base at a competitive price and develop client relationships which will give us access to large customer groups.  We currently compete principally on the basis of the specialized nature of our programs.

Our principal competitors are AmeriPlan, The Amacore Group, Inc., CAREington International, Coverdell, International Association of Businesses and Family Care.  Our other competitors include large retailers, financial institutions, insurance companies, preferred provider organization networks and other organizations that offer benefit programs to their customers.  Our management believes we complete in a highly competitive marketplace with a large number of competitors.  All of these companies are significantly larger and have substantially greater financial, technical, marketing and other resources and significantly greater name recognition.  There can be no assurance that we will be able to compete successfully against present or future competitors or that competitive pressures will not force us to cease our operations.

Government Regulation

Our operations are subject to various federal, state and local requirements which affect businesses generally, including taxes, postal regulations, business licensing requirements and labor laws, as well as laws which regulate discount medical plans. We are a reseller of discount medical plans, not a provider of such, and thereby are not subject to any regulations and are not required to obtain any license in any of the four states in which we currently do business (Arkansas, Missouri, Oklahoma and Texas).
Number of total employees and number of full time employees

We currently a development stage company and have no employees.  We rely exclusively on the services of our officers and sole director, who have experience in various business segments and industries and are prepared to devote their full time and attention to our operations, as may be required.  We have no employment agreements with our officers and sole director.  There are no other full- or part-time employees.

Management does not plan to hire additional employees at this time.  Our CEO and sole Director will be responsible for the initial servicing.  Once we begin developing marketing materials and advertisements, we will hire independent consultants to do this task.  We also intend to hire sales representatives initially on a commission-only basis to keep administrative overhead to a minimum.

Available Information

1.	Upon effectiveness of this Registration Statement, we expect to furnish our shareholders with audited annual financial reports certified by our independent accountants.

2.
Upon effectiveness of this Registration Statement, we intend to file periodic and current reports required by the Securities Exchange Act of 1934 with the Securities and Exchange Commission to maintain the fully reporting status.

3.
You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20002.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings will be available on the SEC Internet site, located at http://www.sec.gov.

Description of Property

We use office space at 2500 S. McGee Drive, Suite 145, Norman, Oklahoma 73072, provided by an officer at no charge to us.  The total useable space measures approximately 900 square feet. We also rent storage space at a rate of $163 per month on a month-to-month basis.

Although we believe our current facilities are sufficient, we may require additional office space in the next 12 months, although we cannot be assured that such additional space will be required, or available on reasonable terms, if at all.  There are currently no proposed programs for the renovation, improvement or development of the facilities we currently use.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Legal Proceedings

In the normal course of business, we may become involved in litigation or in settlement proceedings relating to claims arising out of our operations.  We are not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

As of the date of this prospectus, there is no public market in our common stock.  Our securities are not listed on any exchange, thus no market for our shares exists and there is no assurance that one will develop. To date, no effort has been made to obtain listing on the OTC Bulletin Board or any national securities exchange or association.  We have not approached any broker/dealers with regard to assisting us to apply for such listing.

As of the date of this prospectus,

1.	There are no outstanding options of warrants to purchase, or other instruments convertible into, common equity of Precis Health, Inc.;

2.
There are currently 4,000,000 shares of our common stock held by our officers and sole director, that are ineligible to be sold pursuant to Rule 144 under the Securities Act, none of which we have agreed to register for sale;

3.	Other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

Holders

As of the date of this prospectus, Precis Health, Inc. has 4,020,000 shares of $0.001 par value common stock issued and outstanding held by five shareholders of record.  Our Transfer Agent is expected to be Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014, Phone: (702) 818-5898.

Dividends

We have never declared or paid any cash dividends on its common stock.  For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and do not anticipate paying any cash dividends on our common stock.  Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides the following information as of June 30, 2010, for equity compensation plans previously approved by security holders, as well as those not previously approved by security holders:

1.	The number of securities to be issued upon the exercise of outstanding options, warrants and rights;

2.	The weighted-average exercise price of the outstanding options, warrants and rights; and

3.	Other than securities to be issued upon the exercise of the outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	0	0	0

Total	0	0	0

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Precis Health, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Precis Health, Inc. (A Development Stage Company) as of June 30, 2010 and December 31, 2009 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the six months ended June 30, 2010 and from inception (August 12, 2009) through December 31, 2009 and June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precis Health, Inc. (A Development Stage Company) as of June 30, 2010 and December 31, 2009 and the results of its operations and cash flows for the six months ended June 30, 2010 and from inception (August 12, 2009) through December 31, 2009 and June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
August 17, 2010

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash	$138	$1,100
Prepaid expenses	5,826	-
Total current assets	5,964	1,100

Total assets	$5,964	$1,100

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$228	$-
Accounts payable – related party	21,740	-
Notes payable – related party	5,000	-
Total current liabilities	26,968	-

Total liabilities	26,968	-

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 1,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 10,000,000 shares
authorized, 4,020,000 and 4,000,000 shares issued and outstanding
as of June 30, 2010 and December 31, 2009, respectively	4,020	4,000
Additional paid-in capital	9,980	-
Subscriptions receivable	-	(2,750)
Deficit accumulated during development stage	(35,004)	(150)
Total stockholders’ equity (deficit)	(21,004)	1,100

Total liabilities and stockholders’ equity (deficit)	$5,964	$1,100

See Accompanying Notes to Financial Statements.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	For the	Inception	Inception
	Six months	(August 12, 2009)	(August 12, 2009)
	Ended	To	To
	June 30,	December 31,	June 30,
	2010	2009	2010

Revenue	$-	$-	$-

Operating expenses:
General and administrative expenses	4,731	150	4,881
Consulting fees	3,823	-	3,823
Consulting fees – related party	26,300	-	26,300
Total operating expenses	34,854	150	35,004

Net loss	$(34,854)	$(150)	$(35,004)

Weighted average number of common
shares outstanding - basic	4,012,800	4,000,000

Net loss per share - basic	$(0.01)	$(0.00)

See Accompanying Notes to Financial Statements.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

							Deficit
							Accumulated
					Additional		During	Total
	Preferred Shares		Common Shares		Paid-in	Subscriptions	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Equity

August 12, 2009
Issuance of common stock for subscriptions
receivable and expenses paid	-	$-	4,000,000	$4,000	$-	$(3,850)	$-	$150

December 31, 2009
Cash received for subscriptions payable	-	-	-	-	-	1,100	-	1,100

Net loss	-	-	-	-	-	-	(150)	(150)

Balance, December 31, 2009	-	-	4,000,000	4,000	-	(2,750)	(150)	1,100

February 24, 2010
Cash received for subscriptions payable	-	-	-	-	-	2,750	-	2,750

June 17, 2010
Cash received for sale of common stock	-	-	20,000	20	9,980	-	-	10,000

Net loss	-	-	-	-	-	-	(34,854)	(34,854)

Balance, June 30, 2010	-	$-	4,020,000	$4,020	$9,980	$-	$(35,004)	$(21,004)

See Accompanying Notes to Financial Statements.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the	Inception	Inception
	Six months	(August 12, 2009)	(August 12, 2009)
	Ended	To	To
	June 30,	December 31,	June 30,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(34,854)	$(150)	$(35,004)
Adjustments to reconcile net loss
to net cash used by operating activities:
Expenses paid by founder for issuance of
common stock	-	150	150
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(5,826)	-	(5,826)
Increase in accounts payable	228	-	228
Increase in accounts payable – related party	21,740	-	21,740

Net cash used in operating activities	(18,712)	-	(18,712)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable – related party	5,000	-	5,000
Proceeds from sale of common stock, net of offering
costs	12,750	1,100	13,850

Net cash provided by financing activities	17,750	1,100	18,850

NET CHANGE IN CASH	(962)	1,100	138

CASH AT BEGINNING OF PERIOD	1,100	-	-

CASH AT END OF PERIOD	$138	$1,100	$138

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

See Accompanying Notes to Financial Statements.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
The Company was incorporated on August 12, 2009 (Date of Inception) under the laws of the State of Oklahoma, as Precis Health, Inc.  The Company has not commenced significant operations and, in accordance with ASC Topic 915, the Company is considered a development stage company.

Year End
The Company has elected December 31 as its year end.

Nature of operations
The Company has developed a discount medical plan which offers its members savings on health care for their entire family.

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Revenue Recognition
We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.

The Company will record revenue when it is realizable and when the monthly membership fees are earned.

Advertising Costs
Advertising costs are anticipated to be expensed as incurred; however there was $307 and $0 advertising costs included in general and administrative expenses for the six months ended June 30, 2010 and for the period of Inception (August 12, 2009) to December 31, 2009.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2010 and December 31, 2009. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earning per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Income taxes
The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2009, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material affect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. As of June 30, 2010 and December 31, 2009, no income tax expense has been incurred.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent pronouncements

Below is a listing of the most recent accounting standards and their effect on the Company.

In May 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-18 (ASU 2010-18), Receivables (Topic 310): Effect of a Loan Modification When the Loan is Part of a Pool That Is Accounted for as a Single Asset-a consensus of the FASB Emerging Task Force.  The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010.  The amendments are to be applied prospectively. Early application is permitted.  The Company does not expect the provisions of ASU 2010-18 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (ASU 2010-17), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition.  The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted.  If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption.  The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-15 (ASU 2010-15), Financial Services-Insurance (Topic 944): How Investments held through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments-a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2010.  Early adoption is permitted.  The amendments in this Update should be applied retrospectively to all prior periods upon the date of adoption.  The Company does not expect the provisions of ASU 2010-15 to have a material effect on the financial position, results of operations or cash flows of the Company.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent pronouncements (continued)

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-13 (ASU 2010-13), Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-12 (ASU 2010-12), Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts.  After consultation with the FASB, the SEC stated that it “would not object to a registrant incorporating the effects of the Health Care and Education Reconciliation Act of 2010 when accounting for the Patient Protection and Affordable Care Act”. The Company does not expect the provisions of ASU 2010-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In March 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-11 (ASU 2010-11), Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives.  The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010.  Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update.  The Company does not expect the provisions of ASU 2010-11 to have a material effect on the financial position, results of operations or cash flows of the Company.

In February 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-09 (ASU 2010-09), Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.  This amendment addresses both the interaction of the requirements of this Topic with the SEC’s reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (paragraph 855-10-50-4).  All of the amendments in this Update are effective upon issuance of the final Update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010.  The Company does not expect the provisions of ASU 2010-09 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements.  This update changed the accounting model for revenue arrangements that include both tangible products and software elements.  Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.  The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements.  This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances under existing US GAAP.  This amendment has eliminated that residual method of allocation.  Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start up costs and expenses. As a result, the Company incurred accumulated net losses from Inception (August 12, 2009) through the period ended June 30, 2010 of ($35,004). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – PREPAID EXPENSES

As of June 30, 2010, the Company had $5,500 in prepaid accounting fees and $326 in prepaid rent expense.  These expenses will be amortized as the services are rendered and are expected to be fully amortized during the three month period ended September 30, 2010.

NOTE 4 – NOTES PAYABLE – RELATED PARTY

During the six months ended June 30, 2010, the Company received $2,500 as an unsecured loan from an officer and shareholder of the Company.  The loan is due upon demand and bears 0% interest.

During the six months ended June 30, 2010, the Company received $2,500 as an unsecured loan from a director of the Company.  The loan is due upon demand and bears 0% interest.

Interest expense for the six months ended June 30, 2010 was $0.

NOTE 5 – INCOME TAXES

At December 31, 2009, the Company had a federal operating loss carryforwards of $150, which begins to expire in 2029.

The provision for income taxes consisted of the following components for the period Inception (August 12, 2009) to December 31, 2009:

2009
Current:
Federal	$-
State	-
Deferred	-
$-

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 – INCOME TAXES (CONTINUED)

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31, 2009:

2009
Deferred tax assets:
Net operating loss carryforward	$150
Statutory tax rate	35%
Total deferred tax assets	53
Less: Valuation allowance	(53)
Net deferred tax assets	$-

The valuation allowance for deferred tax assets as of December 31, 2009 was $53, which will begin to expire 2029.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2009 and maintained a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2009:

2009
Federal statutory rate	(35.0)%
State taxes, net of federal benefit	(0.00)%
Change in valuation allowance	35.0%
Effective tax rate	0.0%

NOTE 6 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company is authorized to issue 10,000,000 shares of its $0.001 par value common stock and 1,000,000 shares of its $0.001 par value preferred stock.

Common Stock

On August 12, 2009, the Company issued a total of 4,000,000 shares of its $0.001 par value common stock at a price of $0.001 per share for cash of $150 and subscriptions receivable of $3,850.

During December 2009, the Company received a total of $1,100 and reduced a portion of the subscriptions receivable balance.  As of December 31, 2009, the subscriptions receivable balance was $2,750.

During February 2010, the Company received a total of $2,750 and reduced the remaining balance of subscriptions receivable.  As of February 28, 2010, the subscriptions receivable balance was $0.

On June 17, 2010, the Company issued 20,000 shares of its $0.001 par value common stock at a price of $0.50 per share for cash of $10,000.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS’ EQUITY (CONTINUED)

During the six month period ended June 30, 2010 and for the period from Inception (August 12, 2009) to December 31, 2009, there have been no other issuances of common stock.

NOTE 7 – WARRANTS AND OPTIONS

As of June 30, 2010 and December 31, 2009, there were no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 8 – RELATED PARTY TRANSACTIONS

As of June 30, 2010, the Company had accounts payable totaling $21,740 due to officers and shareholders of the Company for consulting services and for reimbursements.

INTERIM FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2010

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS

Current assets:
Cash	$-	$1,100
Total current assets	-	1,100

Total assets	$-	$1,100

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Bank overdraft	$603
Accounts payable	978	$-
Accounts payable – related party	46,120	-
Notes payable – related party	10,350	-
Total current liabilities	58,051	-

Total liabilities	58,051	-

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 1,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 10,000,000 shares
authorized, 4,020,000 and 4,000,000 shares issued and outstanding
as of September 30, 2010 and December 31, 2009, respectively	4,020	4,000
Additional paid-in capital	9,980	-
Subscriptions receivable	-	(2,750)
Deficit accumulated during development stage	(72,051)	(150)
Total stockholders’ equity (deficit)	(58,051)	1,100

Total liabilities and stockholders’ equity (deficit)	$-	$1,100

See Accompanying Notes to Financial Statements.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(unaudited)

	For the	Inception	For the	Inception	Inception
	three months	(August 12, 2009)	nine months	(August 12, 2009)	(August 12, 2009)
	ended	To	Ended	To	To
	September 30,	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009	2010

Revenue	$-	$-	$-	$-	$-

Operating expenses:
General and administrative expenses	3,388	150	8,119	150	8,269
Professional fees	9,659	-	13,482	-	13,482
Professional fees – related party	24,000	-	50,300	-	50,300
Total operating expenses	37,047	150	71,901	150	72,051

Net loss	$(37,047)	$(150)	$(71,901)	$(150)	$(72,051)

Weighted average number of common
shares outstanding - basic	4,020,000	4,000,000	4,016,044	4,000,000

Net loss per share - basic	$(0.01)	$(0.00)	$(0.02)	$(0.00)

See Accompanying Notes to Financial Statements.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(unaudited)

	For the	Inception	Inception
	nine months	(August 12, 2009)	(August 12, 2009)
	ended	To	To
	September 30,	September 30,	September 30,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(71,901)	$(150)	$(72,051)
Adjustments to reconcile net loss
to net cash used by operating activities:
Expenses paid by founder for issuance of
common stock	-	150	150
Changes in operating assets and liabilities:
Increase in accounts payable	978	-	978
Increase in accounts payable – related party	46,120	-	46,120

Net cash used in operating activities	(24,803)	-	(24,803)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in bank overdraft	603	-	603
Proceeds from notes payable – related party	10,350	-	10,350
Proceeds from sale of common stock, net of offering
costs	12,750	-	13,850

Net cash provided by financing activities	23,703	-	24,803

NET CHANGE IN CASH	(1,100)	-	-

CASH AT BEGINNING OF PERIOD	1,100	-	-

CASH AT END OF PERIOD	$-	$-	$-

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

NON-CASH ACTIVITY
Shares issued for expenses paid by founder	$-	$150	$150

See Accompanying Notes to Financial Statements.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the financial statements of the Company for the six months ended June 30, 2010 and for the year ended December 31, 2009 and notes thereto included in the Company’s S-1 Registration Statement and all amendments. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim period are not indicative of annual results.

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Advertising Costs
Advertising costs are anticipated to be expensed as incurred; however there was $0 and $0 advertising costs included in general and administrative expenses for the three months ended September 30, 2010 and for the period of Inception (August 12, 2009) to September 30, 2009.  During the nine months ended September 30, 2010 and from inception (August 12, 2009) to September 30, 2009 advertising costs were $148 and $0, respectively.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earning per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start up costs and expenses. As a result, the Company incurred accumulated net losses from Inception (August 12, 2009) through the period ended September 30, 2010 of ($72,051). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – PREPAID EXPENSES

As of June 30, 2010, the Company had $5,500 in prepaid accounting fees and $326 in prepaid rent expense.  These expenses were amortized as the services were rendered and were amortized during the three month period ended September 30, 2010.

NOTE 4 – NOTES PAYABLE – RELATED PARTY

During the nine months ended September 30, 2010, the Company received $2,500 as an unsecured loan from an officer and shareholder of the Company.  The loan is due upon demand and bears 0% interest.

During the nine months ended September 30, 2010, the Company received $3,100 as an unsecured loan from an officer and director of the Company.  The loan is due upon demand and bears 0% interest.

During the nine months ended September 30, 2010, the Company received $4,750 as an unsecured loan from an entity that is controlled and owned by officers and a director of the Company.  The loan is due upon demand and bears 0% interest.

Interest expense for the three and nine months ended September 30, 2010 was $0 and $0.

NOTE 5 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company is authorized to issue 10,000,000 shares of its $0.001 par value common stock and 1,000,000 shares of its $0.001 par value preferred stock.

Common Stock

During February 2010, the Company received a total of $2,750 and reduced the remaining balance of subscriptions receivable.  As of February 28, 2010, the subscriptions receivable balance was $0.

On June 17, 2010, the Company issued 20,000 shares of its $0.001 par value common stock at a price of $0.50 per share for cash of $10,000.

During the nine month period ended September 30, 2010, there have been no other issuances of common stock.

PRECIS HEALTH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 6 – WARRANTS AND OPTIONS

As of September 30, 2010, there were no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 7 – RELATED PARTY TRANSACTIONS

As of September 30, 2010, the Company had accounts payable totaling $46,120 due to officers and shareholders of the Company for consulting services and for reimbursements.

NOTE 8 – SUBSEQUENT EVENTS

On October 15, 2010, the Company executed unsecured promissory notes for a total of $10,350 and changed the terms of the existing loans.  The loans bear interest at 6% per annum and will be due and payable on October 15, 2011.  If the loan is not paid in full by the maturity date, then the loans will bear interest at 15% per annum.

On October 15, 2010, the Company received $40,000 and executed a promissory note with an immediate family member of the officers and directors of the Company.  The unsecured loan bears interest at 6% per annum and will be due and payable on October 15, 2011.  If the loan is not paid in full by the maturity date, then the loans will bear interest at 15% per annum.

Dealer Prospectus Delivery Obligation

Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.